Exhibit 23.5

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 (the “Registration Statement”) of the Annual Report on Form 10-K of Eagle Rock Energy Partners, L.P. for the year ended December 31, 2014, which uses the name Cawley, Gillespie & Associates, Inc., refers to Cawley, Gillespie & Associates, Inc., and incorporates information contained in our letter, as of December 31, 2014, on the proved oil, natural gas liquids, and natural gas reserves of Eagle Rock Energy Partners, L.P. dated February 11, 2015.

Very truly yours,

/s/ Cawley, Gillespie & Associates, Inc.

Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas

October 8, 2015